UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	August 30, 2007

Natural Health Trends Corp.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-26272	59-2705336

(Commission File Number)	(IRS Employer Identification No.)

2050 Diplomat Drive, Dallas, Texas	75234

(Address of Principal Executive Offices)	(Zip Code)
(972) 241-4080

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On August 30, 2007, the Company accepted the surrender of 642,611 shares of the Company’s common stock by Mark Woodburn and Terry LaCore in payment of the principal and accrued interest on a non-recourse promissory note to the Company for the principal amount of $2,500,000 (the “Note”). The Note was executed and delivered to the Company on October 31, 2006, in connection with a settlement agreement between the Company and Messrs. Woodburn and LaCore (the “Settlement”). It bore interest at the rate of 6% per year and was secured by a pledge of 1,081,066 shares of the Company’s common stock.
     As provided in the Note, the value of the surrendered shares for purposes of determining the credit to be given against the principal and interest accrued on the Note was equal to the average of the closing prices for the 20 consecutive trading days preceding the date the shares were tendered for surrender. After the Company’s acceptance of the surrendered shares, Messrs. Woodburn and LaCore continue to own a total of 438,455 of the originally pledged shares (the “Remaining Shares”). Pursuant to the Settlement, the Remaining Shares may not be sold, transferred or conveyed to a third party before October 31, 2007. Prior to October 31, 2007, the Remaining Shares will remain pledged to the Company to secure obligations of Messrs. Woodburn and LaCore under an Indemnification Agreement executed and delivered on October 31, 2006, in connection with the Settlement. While owned by Messrs. Woodburn and LaCore or their affiliates, the Remaining Shares will remain subject to an irrevocable proxy and voting agreement in favor of the Company’s Board of Directors until October 31, 2009.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 30, 2007

NATURAL HEALTH TRENDS CORP.
By:	/s/ Chris Sharng
Chris Sharng
President

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